Exhibit 21.1

List of Significant Subsidiaries and Consolidated Affiliated Entities of ZTO Express (Cayman) Inc.

Subsidiaries	Place of Incorporation

ZTO Express Limited	BVI
ZTO Wheat Holding Limited	BVI
Zto Cn Holding Limited	BVI
ZTO Express (Hong Kong) Limited	Hong Kong
Shanghai Zhongtongji Network Technology Co., Ltd.	PRC
Shanghai Zhongtongji Logistics Co., Ltd.	PRC
Zhejiang Zhong Ji Network Technology Co., Ltd.	PRC

Consolidated Affiliated Entity	Place of Incorporation

ZTO Express Co., Ltd.	PRC

Subsidiaries of Consolidated Affiliated Entity	Place of Incorporation
Taizhou Zhongrui Logistics Co., Ltd.	PRC
Huaian ZTO Logistics Co., Ltd.	PRC
Changzhou Shunrui Logistics Consulting Co., Ltd.	PRC
Nanjing Huijitong Logistics Co., Ltd.	PRC
Zhejiang Litong Logistics Co., Ltd.	PRC
Taizhou Yongjinda Packaging Co., Ltd.	PRC
Jiaxing Zhongtongji Logistics Co., Ltd.	PRC
Jinhua Zhongrui Shipping Co., Ltd.	PRC
Dongguan Jinsheng Industrial Co., Ltd.	PRC
Guangdong Jirui Shipping Co., Ltd.	PRC
Beijing Zhongrui Logistics Co., Ltd.	PRC
Hubei Zhongtongji Logistics Co., Ltd.	PRC
Wenzhou ZTO Jirui Express Co., Ltd.	PRC
Chengdu Zhongjing Logistics Co., Ltd.	PRC
Hunan Zhonghan Express Services Co., Ltd.	PRC
Henan Jirui Storage Services Co., Ltd.	PRC
Fujian ZTO Express Co., Ltd.	PRC
Jinan ZTO Storage Services Co., Ltd.	PRC
ZTO (Tianjin) Express Services Co., Ltd.	PRC
Hefei Anan Logistics Co., Ltd.	PRC
Shanghai Zemao Investment Management Co., Ltd.	PRC
Zhong Tong Ji Air Logistics Co., Ltd.	PRC
Wuxi ZTO Express Co., Ltd.	PRC
Shanghai Zhongtongji Logistics Co., Ltd.	PRC
Shenzhen Zhongtongji Logistics Co., Ltd.	PRC
Jinan Zhongtongji Logistics Co., Ltd.	PRC

* Other subsidiaries of ZTO Express (Cayman) Inc. and subsidiaries of consolidated affiliated entity have been omitted from this list since, considered in the aggregate as a single entity, they would not constitute a significant subsidiary.